Exhibit 99.1


                                      Contact:   Mobius Management Systems, Inc.
                                                 Ray Kunzmann
                                                 914-921-7446
                                                 rkunzman@mobius.com

                                                 Investor Relations
                                                 Makovsky & Company Inc.
                                                 Gene Marbach
                                                 212-508-9645
                                                 emarbach@makovsky.com

                                                 Media Relations
                                                 Dukas Public Relations Inc.
                                                 Richard Dukas
                                                 212-704-7385
                                                 richard@dukaspr.com

For Immediate Release

                    MOBIUS MANAGEMENT SYSTEMS, INC. ANNOUNCES
                      ACCELERATION OF STOCK OPTION VESTING

Rye, NY, June 20, 2005 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of software for total content management (TCM), today announced that effective June 14, 2005, its Board of Directors approved a plan to accelerate the vesting of all unvested employee stock options other than those options awarded to officers of the Company.

Mobius will be required to adopt the provisions of the Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment" (FAS
123R) in the first quarter of its 2006 fiscal year, which begins July 1, 2005. FAS 123R requires companies to record stock-based employee compensation expense in the Income Statement rather than as a footnote disclosure. The Board took the action to accelerate vesting of all non-officer unvested stock options with the belief that it is in the best interest of stockholders as it will reduce the Company's reported compensation expense associated with these stock options in future periods.

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The Company typically issues stock options that vest over five years. As a result of the vesting acceleration, unvested stock options to purchase approximately 875,000 shares of the Company's common stock became exercisable immediately. Based on the closing stock price of $6.50 per share on the date of accelerated vesting, approximately 95% of the total accelerated stock options have exercise prices below the current market price. The weighted average exercise price of accelerated stock options with exercise prices below the closing stock price on the date of accelerated vesting is $4.06 per share.

As a result of the acceleration, Mobius is expected not to be required to recognize anticipated stock option expense in its results of operations (which Mobius would have otherwise been required to recognize under FAS 123R) of approximately $735,000 (fiscal 2006); $430,000 (fiscal 2007); $220,000 (fiscal
2008); and $85,000 (fiscal 2009).

Employees will benefit from the accelerated vesting of their stock options in the event they terminate their employment with the Company prior to the completion of the original vesting terms, as they would have the ability to exercise certain stock options that would have otherwise been forfeited. No compensation expense will be recorded with respect to these stock options unless an employee actually benefits from this modification. For those employees who are projected to benefit from the accelerated vesting, the Company is required to record an estimate of additional compensation expense equal to the intrinsic value (i.e., market price less the exercise price) of the stock option on June 14, 2005, the date of modification. The Company is currently evaluating this amount, however, based on historical turnover rates during the past two years, it is anticipated that additional non-cash compensation expense of approximately $250,000 to $350,000, on a pre-tax basis, will be recorded in the fiscal fourth quarter of 2005.

About Mobius
------------

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for total content management (TCM). The company's ViewDirect(R) TCM suite


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integrates content from multiple, disparate repositories and delivers it via content-intensive applications including Web site, digital asset and document management; workflow and imaging; Internet presentment and payment; e-mail and records management; and enterprise report distribution. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York, with sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia, Japan and Singapore, as well as a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to the projected impact of SFAS No. 123(R) and the effect of accelerating certain stock options, as well as future sales and profitability, product development and/or introductions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the company's control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, statements regarding the expected future expense related to equity-based compensation to employees, factors affecting valuation of stock option expense (including prevailing interest rates, volatility of stock prices and assumptions regarding forfeitures and expirations of stock options), changes in prevailing equity-based compensation practices and the manner in which employees perceive stock options, market acceptance of Mobius's products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, compliance with the Sarbanes-Oxley Act, long and unpredictable sales cycles, technological change, extended payment risk, product concentration, competition, international sales and operations, expansion of indirect channels, increased investment in professional services, protection of intellectual property, dependence on licensed technology, risk of product defects, product liability, management of growth, dependence on executive management, other key employees and subcontractors, concerns about transaction security on the Internet, general conditions in the economy and the impact of recently enacted or proposed regulations. These risks and uncertainties are described in detail from time to time in Mobius's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 10, 2004, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

                                       ###

          ViewDirect and DocumentDirect are registered trademarks of Mobius Management Systems, Inc. All other trademarks are property of their respective owners.